Exhibit 10.74

EXECUTION COPY

MASTER LEASE

THIS AGREEMENT is made and entered into as of the 1st day of August, 2005 (the “Effective Date”) by and between CONSOL ENERGY INC., a Delaware corporation, and each of the subsidiary corporations and entities which are signatory hereto (herein, the “CEI Subsidiaries”), herein referred to collectively as “Lessor,” and CNX GAS COMPANY LLC, a Virginia limited liability company, herein referred to as “Lessee.”

WHEREAS, the entities which constitute the Lessor own, lease or otherwise control Oil and Natural Gas and Coalbed Methane, as such terms are herein defined, within and underlying, or recoverable from, various tracts or parcels of land, surface tracts, mineral tracts, coal tracts, veins or seams of coal and other real estate located throughout the United States of America, including, but not limited to, real estate located in the States of Colorado, Illinois, Indiana, Kentucky, Montana, North Dakota, Ohio, Pennsylvania, Tennessee, Texas, Utah, Virginia, West Virginia and Wyoming; and

WHEREAS, Lessor desires to confer upon one entity the exclusive right to explore and drill for, operate, produce, process, transport, market and sell Oil and Natural Gas and Coalbed Methane owned, leased or otherwise controlled by CONSOL Energy and the various CEI Subsidiaries within the United States of America;

WHEREAS, Lessee is engaged in the business of exploring for, developing, producing and marketing Oil and Natural Gas and Coalbed Methane; and

WHEREAS, Lessor has executed this Agreement to transfer to, and consolidate in, Lessee, the Oil and Natural Gas and Coalbed Methane rights owned, leased and otherwise controlled by each of the entities constituting the Lessor.

NOW, THEREFORE, WITNESSETH: That, for and in consideration of the Bonus Payment provided in Section 4, and in further consideration of the covenants herein made, CONSOL Energy Inc. and each of the CEI Subsidiaries signatory hereto hereby grant, demise, lease, let and assign to, and exclusively confer upon, Lessee any and all right, title, interest, estate and claim in and to Oil and Natural Gas, as such term is herein defined, and Coalbed Methane, as such term is herein defined (in each case other than any Excluded Asset, as such term is herein defined), owned or leased by, or otherwise vested in, Lessor as of the Effective Date at any location within the United States of America, together with the right of ingress and egress to enter upon the Premises relating to the Oil and Natural Gas and Coalbed Methane leased hereunder to Lessee and to test, explore and drill for, operate, produce, gather, process, transport, store, market and sell such Oil and Natural Gas and such Coalbed Methane as herein provided.

1. Definitions. As used in this Agreement, the following terms shall be defined as indicated in this section:

a. Oil and Natural Gas. The term “Oil and Natural Gas” means any and all Oil, which includes natural crude oil or petroleum and other hydrocarbons, regardless of gravity, which are produced in liquid form by ordinary production methods, and any and all Natural Gas, which includes all gaseous substances generally known as natural gas, other fluid hydrocarbons which are not oil, and other gaseous substances other than Coalbed Methane, recoverable or produceable from any subterranean formation, but including within such terms only such constituent minerals, fluid or gaseous hydrocarbons and chemicals which are commonly recognized as of the date of this Agreement as being marketable as “oil” or as “natural gas.”

b. Coalbed Methane. The term “Coalbed Methane” means any gas, hydrocarbon, or gaseous substance which is, can be or has been produced from a coal seam, the rock or other strata in communication with a coal seam, a mined-out area or a gob well, but including within such term only such constituent minerals, gases and chemicals which are commonly recognized as of the date of this Agreement as being marketable as “coalbed methane.”

c. Master Agreement. The term “Master Agreement” means that certain Master Cooperation and Safety Agreement dated as of August 1,

2005, by and among CONSOL Energy Inc. and certain CEI Subsidiaries and Lessee, as the same may be amended or supplemented from time to time. The Master Agreement, in its entirety, is incorporated in this Agreement by reference.

d. Premises. The term “Premises” means all tracts or parcels of land, surface tracts, mineral tracts, coal tracts, seams or veins of coal and other real estate situate within the United States of America as to which CONSOL Energy Inc. or any CEI Subsidiary owns, leases, claims or otherwise controls the Oil and Natural Gas minerals or the Coalbed Methane recoverable therefrom.

e. CEI Subsidiary. The term “CEI Subsidiary” means any corporation, limited liability company, or other entity as to which fifty percent (50%) or more of the stock or other equity interests, or voting control thereof, is legally or beneficially owned or controlled, directly or indirectly, by CONSOL Energy Inc, including but not necessarily limited to the CEI Subsidiaries which are signatory to this Agreement.

f. Lessor’s Agent. The term “Lessor’s Agent” means William D. Stanhagen, or such other person or entity as Lessor shall designate in writing to Lessee as Lessor’s agent.

g. Excluded Assets. The term “Excluded Assets” or “Excluded Asset” means any Oil and Natural Gas or Coalbed Methane or related asset or right (a) previously conveyed, transferred or assigned by Lessor to Lessee pursuant to any instrument listed on Schedule 2 attached hereto, (b) subject to, arising from or that is an existing lease or contract listed on Schedule 3 attached hereto, (c) listed on Schedule 3 to that certain Master Separation Agreement dated as of August 1, 2005 by and among the Lessor, the Lessee and certain other parties thereto, or (d) that was evaluated as proved, probable and/or possible oil and gas interests in that certain Reserve and Economic Evaluation of Proved, Probable, and Possible Reserves of Certain CONSOL Energy Inc. Oil and Gas Interests as of March 31, 2005, dated as of June 29, 2005, prepared by Schlumberger Data and Consulting Services, a copy of which is attached hereto as Exhibit A. For the avoidance of doubt, no Excluded Asset is being leased or otherwise conveyed to Lessee under this Agreement and no rights regarding the Premises relating to any Excluded Asset are being conveyed to Lessee under this Agreement.

2. Excepted Interests. There is expressly excepted from this Agreement all of the coal and coal mining rights, and other minerals, if any, owned or leased by Lessor which are not specifically granted to Lessee herein (“the Reserved Minerals”), together with the right to mine and remove the Reserved Minerals by operations which do not conflict with the terms and provisions of the Master Agreement. Notwithstanding anything to the contrary provided in this Agreement, to the extent that the transaction herein described is prohibited by the terms of a deed, mortgage, deed of trust, security agreement, lease, contract, agreement or other instrument, or would result in a breach or default by Lessor under any such instrument, or the termination of Lessor’s rights in or title to any portion of the Oil and Natural Gas or Coalbed Methane due to the lease, sublease or assignment thereof without the consent of a former owner, mortgagee, deed of trust beneficiary, lessor or other third party, then, in such event, the properties hereby leased and/or otherwise transferred to Lessee shall not include, but shall exclude, such portion(s) of the Oil and Natural Gas or the Coalbed Methane as may be affected by such prohibition or requirement for third party consent unless and until such prohibition has been waived or such third party consent has been obtained.

3 Term. Subject to the other provisions of this Agreement, this Agreement shall remain in effect for a term of ninety-nine (99) years from the date hereof (the “Primary Term”), and as long thereafter as exploration, drilling or production operations commenced during the Primary Term are continued, or Oil and Natural Gas or Coalbed Methane is produced in paying quantities pursuant to this Agreement.

4. Payments. (a) Lessee covenants and agrees to pay to Lessor, c/o Lessor’s Agent, at Post Office Box 371207M, Pittsburgh, Pennsylvania 15251 a bonus payment of Fifty Thousand Dollars ($50,000.00) (the “Bonus Payment”) upon Lessee’s receipt of the proceeds of a private securities offering in which Lessee is engaged as of the date of this Lease. The Bonus Payment will be allocated among the parties constituting Lessor as set forth on Schedule 1 hereto.

(b) Lessee shall have no obligation to pay a royalty pursuant to this Agreement.

5. Development Obligation. Lessee shall have no obligation to drill or produce any specific number of wells pursuant to this Agreement, it being understood that any and all covenants, express or implied, to develop the Premises are hereby waived. If, at the expiration of the Primary Term, there are producing wells located anywhere on the Premises, Lessee shall have the right to continue to produce such wells for as long thereafter as such wells shall produce in paying quantities, but this Agreement otherwise shall expire as to the remaining undeveloped portions of the Premises. Not later than thirty (30) days following the expiration of the Primary Term, Lessee shall execute and deliver to Lessor’s Agent an instrument of release and surrender of the undeveloped portions of the Premises, which instrument shall identify each well, and the productive area around such well, which Lessee shall continue to have the right to exclusively produce. Each well held by production after the expiration of the Primary Term shall hold such productive area around such well as Lessee’s engineer shall reasonably specify, giving due regard to all relevant factors, or such lesser or greater area as Lessor’s Agent and Lessee may otherwise agree.

6. Interference with Operations. Lessors and Lessee have entered into the Master Agreement, which, among other things, evidences the undertaking of each party thereto to cooperate with the other parties to the Cooperation Agreement so as to maximize the safe recovery of Reserved Minerals, Oil, Natural Gas and Coalbed Methane in operations which are calculated to avoid unreasonable interference with the operations of any party. Lessor’s operations and Lessee’s operations under this Agreement shall be governed by the applicable provisions of the Master Agreement.

7. Surrender; Well-Plugging. Subject to its compliance with the well-plugging obligation provided in the next sentence of this section, Lessee may at any time, and from time to time, execute and deliver to Lessor’s Agent or place of record an instrument of release covering the Premises, or any portion thereof, and thereby surrender this Agreement, in whole or in part, provided that no surrender shall be effective unless and until Lessee notifies Lessor’s Agent of such surrender. Notwithstanding the foregoing grant of authority, Lessee may not surrender any portion of the Premises until Lessee has plugged all wells located within the portion(s) of the Premises to be surrendered, which well-plugging shall be conducted in compliance with applicable laws and regulations. Furthermore, whenever any well on the Premises permanently ceases to produce in paying quantities, Lessee shall promptly plug such well in compliance with applicable laws and regulations.

8. Dry Hole/Reworking Extension. If, at the expiration of the Primary Term, Lessee is engaged in drilling or reworking operations on one or more wells, or Lessee shall have completed a dry hole within sixty (60) days prior to the end of the Primary Term, this Agreement shall remain in force as to the productive area of the well(s) then being drilled or reworked (or, in the case of a dry hole having been completed within the immediately preceding 60 days, for an additional period of 60 days if Lessee, in good faith, intends to drill another well) for so long as operations are diligently prosecuted with no cessation of more than sixty (60) consecutive days, and if such operations result in the production of Oil or Natural Gas or Coalbed Methane, this Agreement shall remain in force as to the productive area of such well(s) for so long thereafter as Oil or Natural Gas or Coalbed Methane is produced from such well(s) in paying quantities.

9. Removal of Property. Provided Lessee is not in default of its obligations hereunder, Lessee shall have the right at any time during or within sixty (60) days after the expiration of this Agreement to remove all property and removable fixtures placed by Lessee on the Premises, including the right to draw and remove all casing. Any property, equipment, machinery or fixtures left on the Premises after the expiration of said sixty (60) day period shall be forfeited by Lessee and become the property of the Lessor.

10. Use of Water. To the extent that Lessor has a right to do so under the law of the applicable jurisdictions, Lessor grants to Lessee the right to use Lessor’s water located on the Premises, and water supplied to the Premises by public or private water companies, for drilling and producing operations; provided that, Lessee’s right to use such water shall be subject to the condition that there be sufficient volumes of water to satisfy Lessor’s needs and requirements; and, provided, further, that, in the case of water supplied to the Premises by a public or private water company for a charge or fee, Lessee shall reimburse Lessor for the prorated cost of the water used by Lessee.

11. Assignment. Lessee may not assign this Agreement or sublease the Premises, in whole or in part, unless Lessee first obtains the express written consent of Lessor to such assignment or sublease, as well as the express written agreement of the assignee or sublessee to assume all of the obligations of Lessee contained in this Agreement. Lessor’s consent to an assignment or a sublease shall not operate as a release of Lessee from the obligations of the lessee herein unless Lessor also expressly releases and discharges Lessee from such obligations in writing. (For purposes of this Agreement, any transaction which, singularly or in combination with prior transactions, results in the ownership or voting control of more than fifty percent (50%) of the equity interests of Lessee by a person or persons other than CONSOL Energy Inc. or a CEI Subsidiary shall be deemed to be an assignment as to which Lessor’s consent is required.) No change or division in ownership of the Premises shall be binding on Lessee until Lessee shall have been furnished with a copy of the duly executed instrument or instruments evidencing such change or division of ownership.

12. Access to Information. Lessor shall have the right to receive from Lessee, at Lessee’s expense, a cut of samples, copies of reports, logs, surveys and like materials generated by or for Lessee with respect to each well drilled and operated hereunder. Lessor shall have full and unrestricted access to the Premises and to all wells and operations thereon, at Lessor’s risk and expense, at all times. Lessee shall give Lessor’s Agent timely notice of the drilling of each well drilled hereunder. Lessee shall furnish Lessor’s Agent with a copy of the plugging affidavit for each well plugged by Lessee.

13. Well, Pipeline, and Road Locations. The location of all wells, pipelines, roads and other facilities constructed by Lessee pursuant to this Agreement shall be governed by the applicable provisions of the Master Agreement.

14. Landlord’s Lien. Lessee grants to Lessor’s Agent a landlord’s lien upon all equipment, machinery, fixtures and other personal property located on the Premises to secure the payment of all monies of every character due or becoming due at any time under this Agreement and the performance by Lessee and its assignee(s) and sublessee(s) of its obligations hereunder.

15. Acceptance of Premises. Lessee takes and accepts this Agreement with the knowledge and understanding that the Reserved Minerals have been, may have been, or may at some point in the future be, mined and removed from the Premises. Lessor makes no guarantee or warranty with respect to the quantity or quality of the Oil and Natural Gas or the Coalbed Methane which may be recoverable from the Premises, it being understood and acknowledged by Lessee that the Premises are being leased “as is” in their existing condition and circumstances as past, present and/or future mining properties.

16. Compliance with Law; Indemnity. Lessee covenants with Lessor that all of its operations pursuant to this Agreement shall be conducted in compliance with all applicable federal, state and local laws and regulations, including, without limitation, laws regulating the drilling and production of Oil and Natural Gas and Coalbed Methane, environmental laws, reclamation laws, conservation laws, labor and employment laws, wage payment laws, workers’ compensation laws and severance, production and ad valorem taxation laws. Lessee hereby covenants and agrees to indemnify, defend and hold harmless CONSOL Energy Inc. and all CEI Subsidiaries from and against any and all claims, demands, actions, threatened actions, governmental enforcement proceedings, costs (including reasonable attorneys’ fees) liabilities, fines, penalties, and other loss arising or resulting from (i) Lessee’s actual or alleged failure to comply with applicable laws, or (ii) injury to person or property (including the environment) actually or allegedly caused by or resulting from Lessee’s negligence or the negligence of Lessee’s agents or contractors.

17. Default; Termination. Lessee’s failure to substantially comply with any of the covenants or obligations imposed on it under this Agreement shall be considered to be an Event of Default. If Lessee fails to cure any such Event of Default within thirty (30) days following its receipt of written demand therefor from Lessor (or, if such Event of Default cannot reasonably be cured within thirty (30) days, then such longer period of time as is reasonably required to cure such Event of Default, not to exceed ninety (90) days), Lessor, at its option, may declare this Agreement terminated by written notice of termination to Lessee; and, if Lessor exercises such right of termination, all of Lessee’s rights and privileges hereunder shall automatically and immediately terminate; provided that, notwithstanding a termination of this Agreement pursuant to this section, Lessee shall continue to be obligated to plug all nonproductive wells located upon the Premises in compliance with applicable laws and regulations.

18. Memorandum of Lease. Upon the request of Lessee, a memorandum, summary or short form of this Agreement will be executed by the parties in form(s) appropriate for recording in each State wherein any portion of the Premises is located; and such memoranda may be placed of record, at Lessee’s expense, in the land records of any county of any such State.

19. Further Assurances. Each of Lessor and Lessee hereby expressly agrees to do such other acts and things as the other party in its reasonable discretion may deem necessary or advisable from time to time in order to effectuate the terms and intent of this Agreement; provided, however, that Lessee shall bear all expenses and costs (including, without limitation, transfer taxes, property taxes, filing fees and attorneys’ fees) relating to such acts and things performed by Lessor at Lessee’s request. In all other respects, Lessor and Lessee shall bear their own expenses and costs.

20. Incorporation of Miscellaneous Terms. The terms set forth on Schedule A attached hereto are incorporated by reference and shall apply to this Agreement (including each of the exhibits and other schedules hereto); provided, however, that the section of Schedule A on Consequential Damages shall not apply to Lessee’s obligation to indemnify CONSOL Energy Inc. and the CEI Subsidiaries set forth in Section 16(ii) of this Agreement to the extent that the injury to person or property is with respect to a person or entity not CONSOL Energy Inc. or any of the CEI Subsidiaries.

Master Lease Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officials as of the day and year first herein above written.

LESSOR:		CONSOL ENERGY INC., a Delaware corporation
Attest:

By:	/s/ Paige M. Greene	By:	/s/ William J. Lyons
Name:	Paige M. Greene	Name:	William J. Lyons
Its:	Assistant Secretary	Its:	Executive Vice President and Chief Financial Officer

LESSER:		CNX GAS COMPANY LLC, a Virginia limited liability company
Attest:

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name:	Paige M. Greene	Name:	William D. Stanhagen
Its:	Assistant Secretary	Its:	Vice President

Master Lease Agreement

CEI SUBSIDIARIES:

CENTRAL OHIO COAL COMPANY

CONSOL OF CANADA INC.

CONSOL OF KENTUCKY INC.

CONSOL PENNSYLVANIA COAL COMPANY

CONSOLIDATION COAL COMPANY

EIGHTY-FOUR MINING COMPANY

HELVETIA COAL COMPANY

ISLAND CREEK COAL COMPANY

KEYSTONE COAL MINING CORPORATION

LAUREL RUN MINING COMPANY

LEATHERWOOD, INC.

MCELROY COAL COMPANY

QUARTO MINING COMPANY

ROCHESTER & PITTSBURGH COAL COMPANY

SOUTHERN OHIO COAL COMPANY

WINDSOR COAL COMPANY

WOLFPEN KNOB DEVELOPMENT COMPANY

Attest:

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William D. Stanhagen, Vice President of each Subsidiary listed above on behalf of each such Subsidiary

Master Lease Agreement

Attest:		CHURCH STREET HOLDINGS, INC. CONSOL FINANCIAL INC. IC COAL, INC. NEW CENTURY HOLDINGS, INC.

By:	/s/ Paige M. Greene	By:	/s/ William L. Lyons
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William L. Lyons, Vice President and Controller of each Subsidiary listed above on behalf of each such Subsidiary

Attest:		CNX LAND RESOURCES INC. MTB INC. RESERVE COAL PROPERTIES COMPANY

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William D. Stanhagen, President of each Subsidiary listed above on behalf of each such Subsidiary

Attest:		CNX MARINE TERMINALS INC. CONSOL DOCKS INC. TWIN RIVERS TOWING COMPANY

By:	/s/ Paige M. Greene	By:	/s/ James J. McCaffrey
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		James J. McCaffrey, President of each Subsidiary listed above on behalf of each such Subsidiary

Attest:		CONSOL SALES COMPANY

By:	/s/ Paige M. Greene	By:	/s/ James J. McCaffrey
Name:	Paige M. Greene	Name:	James J. McCaffrey
Title:	Assistant Secretary	Title:	Vice President

Master Lease Agreement

Attest:		TERRA FIRMA COMPANY

By:	/s/ Mary D. Dalton	By:	/s/ James A. Russell
Name:	Mary D. Dalton	Name:	James A. Russell
Title:	Secretary	Title:	President

CONRHEIN COAL COMPANY

Attest:		By:	CONSOLIDATION COAL COMPANY, a general partner

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name:	Paige M. Greene	Name:	William D. Stanhagen
Title:	Assistant Secretary	Title:	Vice President

CONSOL OF WV LLC

		By:	/s/ Robert M. Vukas
		Name:	Robert M. Vukas
		Title:	Manager

This instrument prepared by:	James A. Russell, Esq. Steptoe & Johnson PLLC United Center, Suite 400 1085 Van Voorhis Road P.O. Box 1616 Morgantown, WV 26507-1616

Schedule A

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. Other capitalized terms used in this Schedule and not defined in this Schedule, shall (i) have the meanings ascribed thereto in that certain Master Separation Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005, and (ii) if not defined in the Master Separation Agreement shall have the meanings ascribed thereto in that certain Master Cooperation and Safety Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of this Agreement, the provision set forth in the body of this Agreement shall control.

A. Governing Law. The internal laws of the Commonwealth of Pennsylvania (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

B. Jurisdiction and Forum Selection. Except as it relates to any committee-based dispute resolution and the arbitration and/or mediation provisions set forth herein (or therein with regard to documents relating to this Agreement), the parties hereby expressly and irrevocably (a) agree that any suit, action, proceeding or dispute arising out of, relating to, or in connection with this Agreement (the “Litigation”) or any documents relating hereto shall be brought in and only in the state or federal courts located in Allegheny County, Pennsylvania, (b) consent and submit to the exclusive jurisdiction and venue of the state or federal courts located in Allegheny County, Pennsylvania, for the

Litigation, (c) waive any claim or defense of lack of personal jurisdiction and of inconvenient forum or venue, (d) consent that any process or notice of motion or other application to the court or judge thereof, may be served outside the Commonwealth of Pennsylvania by registered mail, by personal service, or by any other manner prescribed by law, and (e) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

C. Notices. Each party giving any notice (a “Notice”) required or permitted under this Agreement will give the Notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the party receiving the notice is open for business by hand delivery, a facsimile or electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine; (5) in the case of electronic transmission, when actually received; and (6) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to CONSOL Energy:

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Attention: General Counsel

Facsimile: (412) 831-4930

E-mail: JerryRichey@consolenergy.com

If to GasCo:

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Attention: Chief Executive Officer

Facsimile: (412) 831-4412

E-mail: NickDeIuliis@cnxgas.com

D. Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of CEI and CNX, which consent may be withheld in such party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, CEI may assign this Agreement in connection with (a) a merger transaction in which CEI is not the surviving entity or (b) the sale of all or substantially all of its assets.

E. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force.

F. Entire Agreement. This Agreement, together with the other Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. In the event of any reorganization, insolvency or bankruptcy proceeding (including any proceeding under 11 U.S.C. § 101, et. seq. or any successor thereto) of a party, such party may not assume (pursuant to 11 U.S.C. § 365 or any successor provision thereto) this Agreement unless such party also assumes all of the other Ancillary Agreements. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the other Ancillary Agreements, as applicable.

G. Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

H. Certain Expenses. CNX will be responsible for the payment of the discount and placement fee due to the initial purchaser in the Private Placement. CEI will be responsible for the one percent financial advisory fee due to the initial purchaser in the Private Placement and for all other expenses of the Private Placement. CEI will be responsible for the payment of all costs, fees and expenses relating to the Distribution.

I. Amendment. The parties may amend this Agreement only by a written agreement signed by each of the parties that identifies itself as an amendment to this Agreement.

J. Waiver. No course of dealing and no delay or failure of any party in exercising any right, power, remedy or privilege under this Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the parties under this

Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

K. Authority. Each of the parties represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the other Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the other Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the other Ancillary Agreements to which it is a party, and (d) this Agreement and each of the other Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

L. Construction of Agreement.

a) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date the Gas Operations, as such term is defined in the Master Separation Agreement, will be deemed to be the business of GasCo.

b) Any captions, titles and headings, and any table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

c) Language used in this Agreement is and shall be deemed language mutually chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

d) This Agreement is for the sole benefit of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of CONSOL Energy or GasCo) other than the parties signing this Agreement.

e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

f) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

g) Unless otherwise expressly specified, all references in this Agreement to “dollars” or “$” means United States Dollars.

M. Joinder of Subsidiaries. Unless otherwise provided in this Agreement, to the extent it has any interest in any oil and/or gas mineral rights and to the extent not prohibited by any obligation binding at the time of formation or acquisition, each Subsidiary of CEI and CNX formed or acquired after the date of this Agreement shall promptly join in this Agreement (and all related documents, agreements and instruments as necessary or proper to effectuate the intent of this Agreement). In no event shall such joinder be later than 30 days following (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or (ii) if such Subsidiary is an existing Person newly acquired, the date of the closing of the transaction constituting such acquisition.

N. Dispute Resolution. A bi-partisan committee (the “Committee”) is hereby established to resolve Disputes. In all circumstances, the Committee shall act in accordance with the purpose of this Agreement.

a) Membership of the Committee.

The Committee shall be composed of eight (8) members. Four (4) shall be appointed by CEI and four (4) shall be appointed by CNX. Committee members need not be employees of CONSOL Energy or GasCo. While not required, it is recommended that Committee members should have expertise in the following areas: safety, land, engineering and law. CONSOL Energy as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CEI as its voting representative (the “CEI Rep”). GasCo as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CNX (provided that so long as CNX remains a Subsidiary of CEI, a majority of the independent members of CNX’s Board of Directors must have approved this designated Committee member) as its voting representative (the “CNX Rep”). Each of CEI and CNX may appoint alternate members, including one or more alternate CNX Reps in the case of CEI and one or more alternate CNX Reps in the case of CNX, who may act without notice to the other Parties when regular members are not available. Each of CEI and CNX shall have the right to change its members, including the CEI Rep and the GasCo Rep, or alternates at any time by notifying the other Parties in writing of such change. One of CEI’s members shall be the first chairman of the Committee for a period of two (2) years commencing on the date of this Agreement, after which the chairmanship shall alternate between CEI and CNX annually. All Disputes coming before the Committee shall be decided by a unanimous vote.

b) Committee Authority.

The Committee shall have the authority to resolve any Dispute.

c) Committee Meetings and Procedures

The Committee shall meet as needed to resolve Disputes. Either CEI or CNX may call a meeting of the Committee by giving not less than ten (10) days notice in writing to the other Party specifying the matters to be considered. Meetings shall be held in such locations as the CEI Rep and GasCo Rep shall agree. In the event that the CEI Rep and CNX Rep cannot agree on a meeting location, the location shall be at CEI’s principal executive offices. A written record of each meeting shall be prepared under the direction of the Committee chairman with copies distributed to each of CEI and CNX as soon as possible after the meeting.

d) Actions Without a Meeting.

Any Dispute subject to Committee jurisdiction may be submitted in writing, or by telephone confirmed in writing, to the Committee for consideration and vote without holding a meeting. For any Dispute so submitted, each of the CEI Rep and the CNX Rep shall vote by giving written notice, or by telephone confirmed in writing, of its vote not later than ten (10) days after receipt of notice of such Dispute. Failure to respond shall be deemed a negative vote on such matter.

e) Dispute Resolution.

Any Dispute must first be submitted to the Committee for resolution before any party may invoke mediation, arbitration or Litigation of the Dispute.

f) Mediation

In the event that the Committee is unable to resolve a Dispute within 30 days of submission to it, CONSOL Energy and GasCo agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration as set forth below; provided, however, that any such Dispute shall be submitted to arbitration as set forth below if such Dispute is not settled within 60 days of the date on which the Dispute was first subject to mediation proceedings. Nothing in this section will prevent either CONSOL Energy or GasCo from commencing Litigation seeking injunctive or similar relief if any delay could result in irreparable injury to either CONSOL Energy or GasCo. In the event that such Litigation seeking injunction or similar relief is initiated (the “Litigation Action”), mediation as set forth in this section shall nevertheless proceed concurrently with the Litigation Action. The Litigation Action shall be limited to seeking preliminary relief. Any adjudication of the merits shall be pursuant to the arbitration clause of this section.

g) Commencement of Dispute Resolution Procedure.

Notwithstanding anything to the contrary in this Agreement, CONSOL Energy and GasCo are the only parties entitled to commence a dispute resolution procedure under this Agreement.

h) Arbitration.

Any Dispute not settled by the Committee or by mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Emergency Interim Relief Procedures, and judgment on the award may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, CONSOL Energy and the GasCo shall each select one person to act as arbitrator, and the two selected shall select a third arbitrator within 10 days of their appointment; provided, however, that such third arbitrator shall (a) be independent of both parties and (b) have knowledge of mining operations and Gas production. All arbitrators shall be neutral arbitrators. If the two arbitrators selected are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Pittsburgh, PA. The award of the arbitrators shall be final and not subject to appeal.

O. Consequential Damages.

UNLESS EXPRESSLY AND EXPLICITLY PROVIDED TO THE CONTRARY BY SPECIFIC REFERENCE TO THIS SECTION BEING INAPPLICABLE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”), HOWEVER CAUSED BASED UPON ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY CONSEQUENTIAL DAMAGES TO A PERSON WHO IS NOT AFFILIATED WITH SUCH INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, THE AMOUNT OF SUCH DAMAGES PAID BY THE INDEMNIFIED PARTY ON SUCH THIRD PARTY CLAIM WILL CONSTITUTE DIRECT DAMAGES AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 0.

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